Exhibit 99.1

Purple Innovation, Inc. Announces Chief Financial Officer Transition

Lehi, Utah, August 24, 2021 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a leader in comfort innovation and the creator of the renowned Purple® Mattress, today announced that Chief Financial Officer Craig Phillips and the Company have determined to separate, effective August 31, 2021. Purple has engaged an executive search firm to identify Phillips’ successor.

The Company has appointed Bennett Nussbaum to serve as interim Chief Financial Officer. Nussbaum is a global financial executive and senior adviser with over 45 years of experience including roles as Chief Financial Officer at Pepsi-Cola International, Burger King and FedEx Office.

Joe Megibow, Chief Executive Officer said, “On behalf of the board and entire Company, we wish Craig all the best in his future endeavors. With an experienced finance team in place, combined with the addition of a seasoned financial executive in Bennett, we are confident in our finance team’s ability to support Purple while we identify and appoint a permanent CFO.”

Phillips’ departure is not related to the Company’s operations, financial reporting or controls.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, seat and back cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to the timing and ability of the Company to identify and appoint a permanent Chief Financial Officer and the performance of the Company’s business. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others, the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 10, 2021 and in our Quarterly Reports on Form 10-Q filed with the SEC on May 17, 2021 and August 9, 2021. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.

Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851